Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-270800) of DHT Holdings, Inc.,

(2)	Registration Statement (Form F-3 No. 333-239430) of DHT Holdings, Inc.,

(3)	Registration Statement (Form S-8 No. 333-234062) pertaining to the 2019 Incentive Compensation Plan of DHT Holdings, Inc., and

(4)	Registration Statement (Form S-8 No. 333-213686) pertaining to the 2016 Incentive Compensation Plan of DHT Holdings, Inc.;

of our reports dated March 20, 2024, with respect to the consolidated financial statements of DHT Holdings, Inc. and the effectiveness of internal control over financial reporting of DHT Holdings, Inc. included in this Annual Report (Form 20-F) of DHT Holdings, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young AS

Oslo, Norway
March 20, 2024